EXHIBIT 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES VENTAS EXERCISES THE RIGHT

TO RESET RENTAL UNDER THE VENTAS MASTER LEASES

LOUISVILLE, Ky. (October 12, 2006) – Kindred Healthcare, Inc. (“Kindred”) (NYSE: KND) today announced that Ventas Realty, Limited Partnership (“Ventas”) (NYSE: VTR) has exercised its right to reset rental under each of the four Master Leases. The following chart sets forth the aggregate annual rental and the annual rent escalator for each of the Master Leases after the rent reset.

Dollars in thousands
	Final Reset Annual Rents	Existing Annual Rents	Increase	Final Reset Annual Rent Escalator	Current Annual Rent Escalator	(Decrease)
Master Lease 1	$98,515	$87,229	$11,286	2.7%	3.5%	(0.8%)
Master Lease 2	55,848	45,015	10,833	2.5%[1]	3.5%	(1.0%)
Master Lease 3	41,921	35,606	6,315	2.7%	3.5%	(0.8%)
Master Lease 4	42,687	38,026	4,661	2.7%	3.5%	(0.8%)

All Master Leases	$238,971	$205,876	$33,095

[1]	Escalator is based on Consumer Price Index (“CPI”) with a floor of 2.25% and a ceiling of 4%. The average CPI for the last five years is 2.5%.

These new rents are effective retroactively to July 19, 2006. As required, Ventas paid Kindred a reset fee equal to approximately $4.6 million. In connection with the exercise of the rent reset, the new annual rents will be allocated among the facilities subject to the Master Leases in accordance with the determinations made by the final appraisers during the rent reset process.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND), is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 56,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.